Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

{Right Notes – Inside GMF article}

[HEADLINE]

Invest now in the new GM Financial Right Notes

For U.S. team members

[BODY]

Whether you’re an investment pro or just starting out, it’s important to consider the best place to invest your money. GM Financial Right NotesSM are a new option for you to consider.

Right Notes are more than just an investment for you — they are an investment in us. They offer a tiered rate of return, and unlike some investments, you have access to your money at any time with no additional fees.

“GM Financial Right Notes is an investment program that functions similar to a money market fund,” said Dan Berce, President and CEO. “Your investment will earn daily interest at a rate higher than many savings accounts, and your interest is automatically reinvested monthly.”

BENEFITS AT A GLANCE

•	Competitive rates

•	Easy online enrollment

•	Start with a minimum investment of $500

•	Convenient 24/7 access to help manage your investment

•	Additional investments accepted at any time through your linked bank account or payroll deduction

To be eligible to invest in Right Notes, you must have a registered address in the U.S. and either a valid Social Security number or federal tax ID number. Right Notes are currently unavailable to Florida residents; however, GM Financial expects to open up the program to them soon.

“We are currently rolling out the program to GM Financial employees. And in the coming months, we’ll expand our market to target employees and retirees of GM, as well as GM Dealers and their employees,” said Susan Sheffield, EVP and Treasurer.

Additionally, Right Notes will help GM Financial by providing a source of financing that supports our growing business.

Visit gmfinancial.com/rightnotes for more details about how to invest.

[DISCLAIMER]

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at gmfinancial.com/rightnotes. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

[ARTICLE IMAGE AND CUTLINE]

Dan Berce, GM Financial President and CEO, and Alan Batey, President of General Motors North America, introduce the benefits of GM Financial Right Notes and how this new investment program works.